SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 21, 2007

                        First Clover Leaf Financial Corp.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

         Maryland                        0-50820                   20-4797391
-----------------------------     ----------------------     -------------------
(State or other jurisdiction      (Commission File No.)      (IRS  Employer
of incorporation)                                            Identification No.)



6814 Goshen Road, Edwardsville, Illinois                          62025
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(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:  (618) 656-6122


                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17
        CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR
        240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))




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Item 5.02   Departure of Directors or Principal Officers; Election of Directors;
            Appointment of Certain Officers; Compensatory Arrangements of
            Certain Officers

     On February 21, 2007, First Clover Leaf Financial Corp. (the "Company") and its wholly owned subsidiary savings bank, First Clover Leaf Bank (collectively, "First Clover Leaf"), entered into an employment agreement with Dennis M. Terry, First Clover Leaf's President and Chief Executive Officer. The Company is a party to the agreement for the sole purpose of ensuring First Clover Leaf Bank's performance under the agreement.

     The agreement has a term of 36 months from January 1, 2007. Commencing on January 1, 2008, and continuing on each January 1st thereafter, the agreement shall renew for an additional year such that the remaining term shall be 36 full calendar months provided, however, that the Board shall at least 60 days before each anniversary date conduct a comprehensive performance evaluation and review of the executive for purposes of determining whether to extend the agreement. If written notice of non-renewal is provided to the executive, the term of the agreement shall not be extended and the remaining term shall be 24 months from the anniversary date.

     Under the agreement, the base salary for Mr. Terry is $200,000, an increase from Mr. Terry's previous base salary of $152,000. The increase was based, in part, on the Board's consideration of a salary compensation study required under the agreement. Under the agreement, Mr. Terry also will be paid $16,000 in a lump sum as a "catch up" payment based on the increase in his base salary.

     Under the agreement, Mr. Terry's base salary will be reviewed annually, and the base salary may be increased but not decreased. In addition to the base salary, the agreement provides for participation in retirement plans and other employee and fringe benefits applicable to executive personnel. The agreement also provides Mr. Terry with an automobile allowance of not less than $460 per month.

     The agreement provides for termination by First Clover Leaf for cause at any time. Under the agreement, if Mr. Terry's employment is terminated for any reason other than cause, death, disability or in connection with a change in control, First Clover Leaf is obligated to pay a lump sum equal to the remaining amounts that Mr. Terry would have received under the agreement if he had continued employment through the remainder of the then-current term, including the maximum bonus or incentive awards, if any, that would be payable to Mr. Terry in each calendar year that ends during the term of the agreement, and the annual contributions or payments that would have been made on Mr. Terry's behalf in any employee benefit plan maintained by First Clover Leaf, as if Mr. Terry had continued his employment for the remainder of the term under the agreement. If his employment is terminated in connection with a change in control, First Clover Leaf is obligated to pay Mr. Terry a lump sum equal to the total amount that Mr. Terry would have earned under the agreement if Mr. Terry had continued his employment for 36 months after the date of his termination of employment (regardless of the duration of the then-current term), including maximum bonus or incentive awards and contributions or payments made on Mr. Terry's behalf under any employee benefit plan, as stated above. In the event of Mr. Terry's disability for a period of six months, First Clover Leaf may terminate the agreement, provided that First Clover Leaf will be obligated to pay Mr. Terry his base salary for a period of one year following his termination of employment and 66 2/3% of his base salary each successive year until the earlier of his death, recovery from the disability or attainment of age 65. In the event of

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Mr. Terry's death during the term of the  agreement,  First Clover Leaf will pay his base salary to his named beneficiaries for one year following his date of death.

     The agreement provides that, following his termination of employment for reasons other than disability, change in control, or non-renewal of the agreement, Mr. Terry will not compete with First Clover Leaf Bank for a period of one year in any city or county in which First Clover Leaf Bank has an office or has filed an application for regulatory approval to establish an office, and will not solicit employees of First Clover Leaf Bank to leave the employ of the bank.

Item 9.01.  Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Not Applicable.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                        FIRST CLOVER LEAF FINANCIAL CORP.


DATE:  February 27, 2007                    By: /s/ Darlene F. McDonald
                                                --------------------------------
                                                 Darlene F. McDonald
                                                 Senior Vice President and Chief
                                                 Financial Officer